Exhibit 99.1

New York Mortgage Trust Reports Second Quarter 2010 Results

Second Quarter 2010 Net Income of $0.16 Per Common Share

NEW YORK, NY – August 3, 2010 – New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) today reported results for the three and six months ended June 30, 2010.

Summary of Second Quarter 2010:

•	Second quarter 2010 earnings per common share of $0.16 as compared to $0.27 per common share for the second quarter 2009.

•	Second quarter 2010 net income of $1.5 million as compared to net income of $2.5 million for the second quarter of 2009.

•	Declared second quarter dividend of $0.18 per common share that was paid on July 26, 2010.

•	Book value per common share increased to $6.90 as of June 30, 2010, as compared to $6.69 per common share as of December 31, 2009 and $4.89 per common share as of June 30, 2009.

•	Second quarter 2010 portfolio margin was 370 basis points, a decrease of 55 basis points from the first quarter 2010 and an increase of 9 basis points from the second quarter 2009.

Management Overview

Jim Fowler, Chairman, commented, “During the second quarter, the Company and its Board continued to make progress in identifying and financing alternative asset growth opportunities.  Bridger Commercial Funding, a company which the Company invested in the first half of 2010, has continued to progress in its effort to originate commercial loans.  We believe Bridger is on track to contribute to a CMBS securitization during the second half of 2010 which we expect to acquire securities that will generate attractive risk-adjusted returns.  The Company continues its due diligence of other investment opportunities that we believe will be funded during the third quarter."

Steven R. Mumma, Chief Executive Officer, commented, “Net income for the quarter was negatively impacted by increased prepayment speeds in our Agency portfolio due to the Fannie Mae buyback program and slower prepayment speeds from our non-Agency portfolio, owned at a discount, as well as a reduction in the Company’s average earning assets for the most recent quarter as compared to the same period in 2009.  The Company continues to pursue credit based investment opportunities in the residential and commercial mortgage markets.  Although we have been prudent to date with new investments we are encouraged by recent investment opportunities and remain optimistic regarding our ability to reinvest capital in attractive returns in the third quarter.”

Results from Operations

For the three months ended June 30, 2010, the Company reported consolidated net income of $1.5 million, or $0.16 per common share, as compared to consolidated net income for the three months ended June 30, 2009 of $2.5 million, or $0.27 per common share.  The $1.0 million decrease in net income was driven by a $1.5 million decrease in net interest income, a $0.5 million increase in expenses,  a $0.3 million increase in provision for loan losses, partially offset by an increase in realized gains of $1.2 million from the sale of certain Agency and non-Agency RMBS during the period.  For the three months ended June 30, 2010, net interest margin was $2.7 million, as compared to $4.2 million for the same period in 2009.  The decline in net interest margin was primarily a result of a reduction in the Company’s average earning assets from $600.5 million for the quarter ended June 30, 2009 to $393.8 million for the quarter ended June 30, 2010. The decline in average earning assets during this time is a function of the Company’s previously disclosed portfolio repositioning, which has focused on transitioning from a portfolio almost exclusively centered on leveraged Agency RMBS and prime ARM loans held in securitization trusts to a more diversified portfolio that includes elements of credit risk with reduced leverage.  In addition, the Company experienced an abnormally high rate of prepayments in the second quarter of 2010 as compared to the same period in 2009, due primarily to the Fannie Mae delinquent loan buyback program.  This increase in prepayment rates resulted in increased amortization costs of approximately $0.3 million during the 2010 second quarter. Management expects the prepayment rates on its RMBS portfolio to return to more normal levels during the 2010 third quarter.

Book value per common share as of June 30, 2010 was $6.90, which includes net unrealized gains of $1.44 per common share presented as accumulated other comprehensive income, including $1.65 per common share of net unrealized gains related to available for sale securities and $0.21 per common share of unrealized derivative losses related to cash flow hedges.  The Company’s investment in notes issued by a collateralized loan obligation (or CLO) and non-Agency RMBS purchased in 2009 has resulted in cumulative realized gains of $1.5 million and unrealized gains of $15.5 million.

Portfolio Results

The following table summarizes the Company’s investment securities portfolio and mortgage loans held in securitization trusts (net) at June 30, 2010, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon *	Yield *
Agency RMBS	$56,729	$60,051	5.12%	3.15%
Non-Agency RMBS	45,717	34,303	3.84%	11.98%
Collateralized Loan Obligations	45,950	21,624	3.64%	36.70%
Loans Held in Securitization Trusts	250,982	250,092	4.06%	3.94%
Total/Weighted Average	$399,378	$366,070	4.22%	5.28%

* Coupons and yields based on second quarter 2010 average balances.

As of June 30, 2010, the Company had $116.0 million of investment securities available for sale, $60.1 million of which were Agency RMBS.  As of June 30, 2010, the Agency RMBS portfolio was financed with $60.3 million of repurchase agreement borrowings with an average interest rate of 0.31% and an average haircut of 5.7%.  In addition, the Company’s investment securities portfolio included $34.3 million of non-Agency RMBS and $21.6 million of CLOs.

As of June 30, 2010, the Company had $250.1 million of loans held in securitization trusts (net) permanently financed with $241.1 million of collateralized debt obligations.  As of June 30, 2010, delinquencies greater than 60 days on loans held in securitization trusts represented 7.50% of the loan portfolio, as compared to 6.14% at December 31, 2009 and 6.51% at March 31, 2010.  The 136 basis points increase in delinquencies since December 31, 2009 was due to a $1.8 million increase in delinquent loan balances and a decrease of $26.1 million of mortgage loans held in securitization trusts at June 30, 2010 as compared to December 31, 2009.  As of June 30, 2010, the Company had reserves totaling $2.5 million for loan losses on these loans.  In addition, as of June 30, 2010, the Company’s balance sheet included two real estate owned properties totaling $0.4 million.

Conference Call
On Wednesday, August 4, 2010, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and six months ended June 30, 2010. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, August 11, 2010 and can be accessed by dialing (800) 642-1687 and entering passcode 91624651.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Second quarter 2010 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about August 5, 2010.  A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, other real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and Chief Financial Officer
Phone:  212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates, a change in the availability or terms of financing for our assets, the failure to identify and acquire suitable investment assets for the Company’s portfolio, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

INTEREST INCOME:
Investment securities and loans held in securitization trusts	$5,185	$7,621	$11,406	$16,206

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	1,284	2,047	2,676	5,177
Subordinated debentures	673	808	1,432	1,632
Convertible preferred debentures	538	608	1,200	1,145
Total interest expense	2,495	3,463	5,308	7,954

NET INTEREST INCOME	2,690	4,158	6,098	8,252

OTHER INCOME (EXPENSE):
Provision for loan losses	(600)	(259)	(602)	(888)
Impairment loss on investment securities	-	-	-	(119)
Realized gain on investment securities
and related hedges	1,291	141	2,098	264
Total other income (expense)	691	(118)	1,496	(743)

General, administrative and other expenses	2,107	1,602	3,963	3,172

INCOME FROM CONTINUING OPERATIONS	1,274	2,438	3,631	4,337
Income from discontinued operation - net of tax	268	109	579	264
NET INCOME	$1,542	$2,547	$4,210	$4,601

Basic income per common share	$0.16	$0.27	$0.45	$0.49
Diluted income per common share	$0.16	$0.27	$0.45	$0.49
Dividends declared per common share	$0.18	$0.23	$0.43	$0.41
Weighted average shares outstanding-basic	9,419	9,320	9,419	9,320
Weighted average shares outstanding-diluted	11,919	11,820	11,919	11,820

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2010	2009
ASSETS	(unaudited)

Investment securities - available for sale, at fair value (including pledged
securities of $64,277 and $91,071, respectively)	$115,978	$176,691
Mortgage loans held in securitization trusts (net)	250,092	276,176
Cash and cash equivalents	34,039	24,522
Restricted cash	2,358	3,049
Receivable for securities sold	28,013	-
Receivables and other assets	8,429	8,376
Total Assets	$438,909	$488,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$60,315	$85,106
Collateralized debt obligations	241,084	266,754
Derivative liabilities	1,955	2,511
Accounts payable, accrued expenses and other liabilities	5,696	6,713
Convertible preferred debentures (net)	19,925	19,851
Subordinated debentures (net)	44,981	44,892
Total liabilities	373,956	425,827
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,419,094 and 9,415,094,
shares issued and outstanding, respectively	94	94
Additional paid-in capital	138,564	142,519
Accumulated other comprehensive income	13,529	11,818
Accumulated deficit	(87,234)	(91,444)
Total stockholders' equity	64,953	62,987
Total Liabilities and Stockholders' Equity	$438,909	$488,814